As filed with the Securities and Exchange Commission on September 3, 2008

Registration No. 333-104178

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INSIGHTFUL CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	04-2842217
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1700 Westlake Avenue North, Suite 500

Seattle, Washington 98109-3044

(Address of Principal Executive Offices, including Zip Code)

Insightful Corporation 2001 Stock Option and Incentive Plan

(Full Title of the Plans)

William R. Hughes

Chief Executive Officer

Insightful Corporation

3303 Hillview Avenue

Palo Alto, California 94304

(650) 846-1000

(Name, Address and Telephone Number of Agent For Service)

Copies to:

Katharine A. Martin, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

(650) 493-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

EXPLANATORY NOTE:

REMOVAL OF SECURITIES FROM REGISTRATION

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (Registration No. 333-104178) (the “Registration Statement”) of Insightful Corporation (the “Company”).

On September 3, 2008 (the “Merger Date”), pursuant to the terms of an Agreement and Plan of Merger, dated as of June 18, 2008 (the “Merger Agreement”), by and among the Company, TIBCO Software Inc. (“TIBCO”) and Mineral Acquisition Corporation, a wholly-owned subsidiary of TIBCO (“Merger Sub”), Merger Sub was merged with and into the Company, with the Company as the surviving entity (the “Merger”). Pursuant to the terms of the Merger Agreement, each issued and outstanding share of the Company’s common stock was converted into the right to receive cash, net of tax withholding and without interest, in an amount equal to $1.87 per share.

In connection with the Merger, the Company has terminated all offerings of Company securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered under the Registration Statement which remained unsold as of the Merger Date.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on this 3rd day of September, 2008.

INSIGHTFUL CORPORATION

By:	/s/ William R. Hughes
William R. Hughes Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following person in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William R. Hughes William R. Hughes	Chief Executive Officer (Principal Executive Officer), and Director	September 3, 2008

/s/ Laura Malinasky Laura Malinasky	Chief Financial Officer (Principal Financial Officer), and Director	September 3, 2008